MEMORANDUM

                                    FT 3574
                              File No. 333-181453

      The Prospectus and the Indenture filed with Amendment No. 1 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of Securities on June 18, 2012 and to set forth certain statistical data based thereon. In addition, there are a number of other changes described below.

                                 THE PROSPECTUS

Cover Page            The date of the Trust has been added.

Page 3                The following information for the Trust appears:

                      The Aggregate Value of Securities initially deposited has been added.

                      The initial number of units of the Trust

                      Sales charge

                      The Public Offering Price per Unit as of the business day before the Initial Date of Deposit

                      The Mandatory Termination Date has been added.

Page  5               The  Report  of  Independent Registered Public Accounting
                      Firm has been completed.


Page 6                The Statement of Net Assets has been completed.

Page 7                The Schedule of Investments has been completed.

Back Cover            The date of the Prospectus has been included.

THE TRUST AGREEMENT AND STANDARD TERMS AND CONDITIONS OF TRUST

                  The   Trust  Agreement  has  been  conformed  to  reflect  the
                  execution thereof.

                                                   CHAPMAN AND CUTLER LLP


June 18, 2012